Exhibit 10.15

TERM SHEET

This TERM SHEET (the “Term Sheet”) is made the 10 day of March 2004, by and among the following parties:

CHINA INTERACTIVE (SINGAPORE) PTE LTD, a company incorporated in Singapore and having its registered office at 45 Sam Leong Road, Singapore 207935 (hereinafter referred to as “CIS”);

GAMENOW.NET (HONG KONG) LIMITED, a company incorporated in Hong Kong and having its registered office at 22/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (hereinafter referred to as “GN”); and

CHINA THE9 ITERACTIVE (HONG KONG) LIMITED, a company incorporated in Hong Kong and having its registered office at 22/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (hereinafter referred to as “C91”).

The above parties are hereinafter referred to as the “Parties” and individually as a “Party.”

IT IS HEREBY AGREED as follows:

Loan Issuer	GN or an affiliate of GN

Borrower	CIS

Principal Amount	US$4,600,000 (the “Principal Amount”), subject to adjustment upon completion of the share transfer set forth below.

Interest Rate	5% per annum, payable annually in US dollars (pro-rated for any period less than one year) by January 31 of each year.

Maturity	The principal amount of the Loan and all the unpaid interest accrued thereon shall be immediately due and payable at the written request of GN

Disbursement of Loan	GN agrees that it shall disburse US$0.6 million of the Principal Amount immediately upon the signing of this term sheet

Definitive Agreement	Signing of the Loan Agreement (the “Loan Agreement”) within 60 days of the signing of this Term Sheet.

Share Transfer	CI shall transfer 14.9% of the total issued shares of C91 (the “C91 Shares”) held by CI to GN at the per share price equal to the aggregate invested amount per share on the date on which the Loan Agreement is signed. The consideration to be paid by GN for the C91 Shares transferred from CI shall be deducted from the Principal Amount to be extended by GN to CI.

Termination:	Standard termination clauses to be incorporated into the Loan Agreement.

Exclusivity	Neither CI nor C91 shall enter into any agreement, whether oral or written, with any third party to borrow any amount of funds from such third party without the prior written consent of GN. C91 shall not issue any additional securities without the prior written consent of GN. CI shall not transfer any of the CI Shares to any third party other than GN.

Arbitration	Any disputes, claims and differences between the parties in relation to the Term Sheet shall resolved by arbitration in accordance with ICC Arbitration Rules (“ICC Rules”) by one arbitrator to be appointed in accordance with the ICC Rules. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English.

Governing Law/Language:	Hong Kong/English

Binding Effect	This Term Sheet is binding on the Parties hereto until the definitive Loan Agreement is duly executed by the Parties hereto.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Parties have hereunto set their hands the day and year first above written.

CHINA INTERACTIVE LIMITED

By:
Name:	Ong Toon Wah (Roland Ong)
Title:	CEO

GAMENOW.NET (HONG KONG) LIMITED

By:
Name:	J. ZHU
Title:	CEO

CHINA THE9 INTERACTIVE (HONG KONG) LIMITED

By:
Name:	J. ZHU	Ko Cund
Title: